Exhibit 99.1

CONTACT:	Brian J. Begley
Investor Relations
Atlas Energy Resources, LLC
(877) 280-2857
(215) 553-8455

ATLAS ENERGY REPORTS FINANCIAL RESULTS FOR THE SECOND

QUARTER 2009; SUBSTANTIALLY INCREASES ITS ESTIMATE OF

POTENTIAL GROSS RESERVES FROM ITS MARCELLUS ACREAGE

IN SOUTHWESTERN PENNSYLVANIA TO 9.125 TCFE

The Company achieves record production; plans to accelerate Marcellus Shale horizontal drilling for its own account

Pittsburgh, PA — August 10, 2009, Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy” or “the Company”) today reported financial results for the second quarter 2009 and announced a sharp increase in estimated potential Marcellus Shale reserves from its acreage position in southwestern Pennsylvania.

Highlights from Atlas Energy’s operational and financial results include the following:

•

The Company generated record average natural gas and oil production of approximately 101.7 million cubic feet of natural gas equivalents (“Mmcfe”) per day for the second quarter 2009, including record average net daily production in Appalachia of 43.6 Mmcfe/d, an increase of approximately 25% over the prior year second quarter.

•

Atlas Energy has increased its estimate of gross undeveloped potential reserves in the Marcellus Shale in southwestern Pennsylvania to 9.125 trillion cubic feet of natural gas equivalents (“Tcfe”) from a previous estimated range of 4 to 6 Tcfe. The Company has identified approximately 3,900 drillable Marcellus Shale locations. Over the past several months, Atlas Energy embarked on a process to evaluate in detail its entire Marcellus Shale leasehold in southwestern Pennsylvania, which as of June 30, 2009 totaled approximately 266,000 acres. The Company divided these acres into 20 discrete units and assigned a team of geologists and senior land personnel to each unit. Each project team was charged with gridding out an optimal Marcellus Shale horizontal development plan based on lease configurations, lease restrictions and sub-surface constraints. To develop its estimate of potential gross reserves, Atlas Energy used a 4 billion cubic feet of natural gas equivalents (“Bcfe”) type curve for Marcellus Shale horizontal wells and a 1.4 Bcfe type curve for Marcellus Shale vertical wells. Today’s announcement comes as a result of this extensive evaluation.

•

The Company anticipates that it will exit 2009 with net daily production from its Appalachia segment of approximately 48 to 52 Mmcfe per day and believes it will exit 2010 at approximately 95 to 105 Mmcfe per day of net production. Net production from the Michigan segment is expected to remain relatively flat at approximately 58 Mmcfe per day through 2010. In addition, Atlas Energy plans to commence drilling up to four horizontal Marcellus Shale wells, in which it will have a 100% working interest, in the fourth quarter 2009 as well as 30 net horizontal Marcellus Shale wells for its own account in 2010.As a result, the Company expects total net production in 2010 to be between 45 and 50 Bcfe, representing a company-wide growth rate at a mid-point of 28%.

•

Atlas Energy completed one horizontal Marcellus Shale well in the second quarter. The Company’s fourth horizontal completion, which was drilled in eastern Greene County, Pennsylvania, had an initial 24-hour peak rate of production into a pipeline of 3.2 Mmcfe per day. The Company has drilled five additional horizontal Marcellus Shale wells that are waiting on upgrades to two natural gas processing plants owned by Laurel Mountain Midstream, LLC (“Laurel Mountain”) before they are frac’d and turned into line. These plants are anticipated to be back online towards the end of September.

•

During the second quarter 2009, the Company raised approximately $123 million in investor funds (above its original target of $100 million in investor funds) for the Public #18-2009 (B) drilling program. The Company anticipates that it will shortly commence the offering of an additional $275 million in investor funds. (1)

•

Adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP measure, was $89.4 million for the second quarter 2009, as compared with $80.1 million for the second quarter 2008, an increase of $9.3 million, or approximately 12%. The increase over the prior year comparable quarter was primarily related to increased production in Appalachia and the cash proceeds of $28.5 million from the early termination of derivative instruments, partially offset by lower overall commodity prices. A reconciliation from net income to adjusted EBITDA is provided in the financial tables of this release.

•	Net income for the second quarter 2009 was $12.2 million, a decrease of $26.2 million compared with $38.4 million for the second quarter 2008.

Edward E. Cohen, Chairman and Chief Executive Officer, stated, “This has been a great quarter - we have enhanced our balance sheet, we have expanded our investor programs, we have confirmed a substantial increase in Marcellus Shale reserves, we have operated on a net cash flow positive basis, and debt amounts will be further reduced upon consummation of the merger with Atlas America, Inc. In short, we are poised to accelerate our success, especially in the Marcellus Shale play.”

Recent Events

Senior Notes Offering and Reduction in Bank Loan Outstanding

In July 2009, the Company issued $200 million aggregate principal amount of 12.125% senior unsecured notes due 2017. Net proceeds from the offering were used to reduce outstanding borrowings under its revolving credit facility.

New Natural Gas Gathering Agreement and Sale of Natural Gas Gathering and Processing Assets

On June 1, 2009, the Company entered into new natural gas gathering agreements with Laurel Mountain, a newly-formed joint venture in the northern Appalachian Basin between the Company’s affiliate, Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”), and Williams. These new agreements superseded the previous master gas gathering agreement and omnibus agreement between the Company and Atlas Pipeline. As part of the transaction, the Company completed the sale of two natural gas processing plants and associated pipelines located in southwestern Pennsylvania for cash of $10.0 million to Laurel Mountain. The Company used the net proceeds from the sale to reduce borrowings under its revolving credit facility. Williams is the operator of Laurel Mountain’s assets.

Merger with Atlas America

On April 27, 2009, Atlas Energy and Atlas America, Inc. (NASDAQ: ATLS) (“Atlas America”), which owns approximately 48% of the Class B common units and Class A units including the management incentive interests in Atlas Energy, jointly announced that they executed a definitive merger agreement, pursuant to which a newly formed subsidiary of Atlas America will merge with and into Atlas Energy, with Atlas Energy surviving as a wholly owned subsidiary of Atlas America. In the merger, each Class B common unit of Atlas Energy not currently held by Atlas America will be converted into 1.16 shares of Atlas America common stock, and Atlas America will be renamed “Atlas Energy, Inc.” The Atlas America Board of Directors has approved the merger agreement and has resolved to recommend that the Atlas America stockholders vote in favor of the transactions contemplated by the merger agreement. The Atlas Energy board of directors and a special committee of Atlas Energy directors comprised entirely of independent directors have also approved the merger agreement and have resolved to recommend that the Atlas Energy unitholders vote in favor of the merger.

(1)

Atlas Energy’s subsidiary serves as managing general partner of the partnership. A written prospectus meeting the requirements of Section 10 of the Securities Act may be obtained when available from Anthem Securities, Inc. (a subsidiary of Atlas Energy), 1550 Coraopolis Heights Rd. – 2nd Floor, Moon Township, PA 15108.

The transaction is expected to create a stronger balance sheet and capital structure at the combined entity, along with a lower cost of capital. The net debt outstanding at Atlas Energy will be reduced by cash on hand at Atlas America. Furthermore, liquidity should be greatly improved from the larger, newly combined company. The retention and investment of future cash flows will also reduce the need to raise capital from outside sources under unfavorable market conditions.

The transaction is subject to approval by holders of a majority of the outstanding Atlas America common stock and a majority of the outstanding Atlas Energy Class B units, and other customary closing conditions.

*  *  *

Appalachia Segment Results

•

The Company drilled 19 vertical Marcellus Shale wells and 2 horizontal Marcellus Shale wells in the second quarter 2009. The Company connected 105 wells in Appalachia to its affiliated gathering system during the second quarter 2009. During 2009, the Company plans to drill and complete a total of approximately 100 vertical Marcellus Shale wells, all of which will be funded through its investment programs.

•

Partnership management margin was $13.2 million for the second quarter 2009, compared to $23.2 million for the prior year second quarter. Lower drilling revenues reflected management’s decision to match drilling expenditures to capital inflows from the funding of its spring investment program, Public #18-2009 (B). This decision had the effect of deferring certain partnership management revenues to the third quarter 2009.

•

As of June 30, 2009, the Company held approximately 890,000 net acres in the Appalachian Basin, of which approximately 616,000 were undeveloped. As of June 30, 2009, the Company controlled approximately 532,000 Marcellus Shale acres in Pennsylvania, New York and West Virginia, of which approximately 266,000 of these acres are located in the Company’s current focus area of southwestern Pennsylvania.

•	As of June 30, 2009, the Company had an interest in approximately 9,260 gross producing wells in Appalachia, of which it operated approximately 85%.

Michigan/Indiana Segment Results

•	Natural gas and oil production from the Michigan’s segment averaged 58.1 Mmcfe per day during the second quarter 2009.

•

At June 30, 2009, the Company had approximately 272,200 net acres in the Antrim Shale in Michigan, of which 28,100 were net undeveloped acres. The Company has identified approximately 715 infill drilling locations in the Antrim Shale, most of which are proved undeveloped locations.

•	At June 30, 2009, the Company had access to approximately 244,000 gross acres in the New Albany Shale in Indiana.

•	In the second quarter 2009, the Company drilled an additional 10 wells into the New Albany Shale in southwestern Indiana.

Corporate and Other

•	General and administrative expenses remained consistent with the prior year comparable quarter at $12.3 million.

•

Depreciation, depletion and amortization expense was $27.3 million in the second quarter 2009, compared to $22.9 million in the prior year comparable quarter. The increase is due primarily to the increase in production in the Company’s Appalachia segment, notably from production from the Marcellus Shale.

•

Interest expense was $15.1 million in the second quarter 2009, compared to $14.6 million in the prior year comparable quarter. The increase in interest expense compared with the prior year comparable quarter is due principally to interest expense associated with the issuance of additional senior unsecured notes by the Company in May 2008.

•	The Company also has LIBOR interest rate swaps on $150.0 million of outstanding debt through January 2011.

*    *    *

Hedging Summary

The Company entered into additional hedging contracts during the second quarter 2009 for its natural gas production.

A summary of the Company’s current equity hedge positions as of August 10, 2009 is as follows:

Natural Gas

Fixed Price Swaps

Production Period Ended December 31,	Average Fixed Price (per mcf)(1)(2)	Volumes (per mcf)(1)
2009(3)	$8.37	15,082,745
2010	$7.91	22,876,782
2011	$7.19	15,181,497
2012	$7.24	13,926,950
2013	$7.25	9,884,650

Costless Collars

Production Period Ended December 31,	Average Floor Price (per mcf)(1)(2)	Average Ceiling Price (per mcf)(1)(2)	Volumes (per mcf)(1)
2009(3)	$11.25	$15.68	85,572
2010	$8.03	$9.22	2,420,926
2011	$6.46	$7.66	7,045,685
2012	$6.64	$7.86	3,066,981
2013	$6.71	$8.04	4,152,862

Crude Oil

Fixed Price Swaps

Production Period Ended December 31,	Average Fixed Price (per bbl)(1)	Volumes (bbls)(1)
2009(3)	$99.32	21,691
2010	$97.30	36,977
2011	$69.77	32,194
2012	$71.55	26,139
2013	$72.26	5,900

Costless Collars

Production Period Ended December 31,	Average Floor Price (per bbl)(1)	Average Ceiling Price (per bbl)(1)	Volumes (bbls)(1)
2009(3)	$85.00	$116.56	13,371
2010	$85.00	$112.72	23,442
2011	$60.00	$80.92	20,361
2012	$60.00	$86.50	16,777
2013	$60.00	$88.90	3,540

(1)	“Mcf” represents thousand cubic feet; “bbl” represents barrel.
(2)	Includes an estimated positive basis differential and Btu (British thermal units) adjustment.
(3)	Reflects hedges covering the last six months of 2009.

*    *    *

Interested parties are invited to access the live webcast of Atlas Energy’s second quarter 2009 results on Tuesday, August 11, 2009 at 9:00 am ET by going to the Investor Relations section of Atlas Energy’s website at www.atlasenergyresources.com. An audio replay of the conference call will also be available beginning at 11:00 am ET on Tuesday, August 11, 2009. To access the replay, dial 1-888-286-8010 and enter conference code 11875571.

Atlas Energy Resources, LLC is one of the largest independent natural gas producers in the Appalachian and Michigan Basins. The Company is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships that finance the exploration and development of the Company’s acreage. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at InvestorRelations@atlasamerica.com.

Atlas America, Inc. owns approximately 48% of the Class B common unit interests and all of the management incentive interests in Atlas Energy Resources, LLC. Atlas America, Inc. also owns 1.1 million common units in Atlas Pipeline Partners, L.P. (NYSE: APL) and a 64% interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD). For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at InvestorRelations@atlasamerica.com.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas and the Texas panhandle, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 8,750 miles of active intrastate gas gathering pipeline. In Appalachia, APL is a 49% joint venture partner with Williams in Laurel Mountain Midstream, LLC, which manages the natural gas gathering system in that region, namely from the Marcellus Shale in southwestern Pennsylvania. For more information, visit the Partnership’s website at www.atlaspipelinepartners.com or contact investorrelations@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common and 15,000 $1,000 par value 12% preferred limited partner units of Atlas Pipeline Partners, L.P.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Atlas Energy Resources, LLC (“Atlas Energy”) cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements or assumptions regarding whether the proposed merger between Atlas America, Inc. (“Atlas America”) and Atlas Energy will occur, statements about the benefits of such proposed merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; changes in commodity price; the possibility that the proposed merger might not occur; inability to obtain capital needed for operations; the level of indebtedness; changes in government environmental policies; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in either company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including each company’s report on Form 10-K for the year ended December 31, 2008. There can be no assurance that the transactions described in this document will be consummated. Forward-looking statements speak only as of the date hereof, and each company assumes no obligation to update such statements.

Additional Information About the Merger

In connection with the proposed merger between Atlas America and Atlas Energy, Atlas America filed with the SEC a Registration Statement on Form S-4 that includes a joint proxy statement of Atlas America and Atlas Energy, which will also constitute a prospectus of Atlas America. Each of Atlas America and Atlas Energy will mail the joint proxy statement/prospectus to their respective equity holders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Investors may obtain free copies of the joint proxy statement/prospectus when it becomes available, as well as other filings containing information about Atlas America and Atlas Energy, without charge, at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Atlas America may be obtained free of charge by directing such request to: Investor Relations, Atlas America, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights, Moon Township, PA 15108, (412) 262-2830. These documents may also be obtained for free from Atlas America’s Investor Relations website at www.atlasamerica.com. The documents filed with the SEC by Atlas Energy Resources may be obtained free of charge by directing such request to: Investor Relations, Atlas Energy Resources, LLC, Westpointe Corporate Center One, 1550 Coraopolis Heights, Moon Township, PA 15108, (412) 262-2830. These documents may also be obtained for free from Atlas Energy Resource’s Investor Relations website at www.atlasenergyresources.com.

Atlas America, Atlas Energy and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding Atlas America’s directors and executive officers is available in Atlas America’s proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on May 8, 2008, and information regarding Atlas Energy’s directors and executive officers is available in Atlas Energy’s proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on May 8, 2008. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC if and when they become available.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

ATLAS ENERGY RESOURCES, LLC

FINANCIAL SUMMARY

(unaudited; in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUES
Well construction and completion	$63,367	$122,341	$175,735	$226,479
Gas and oil production	69,979	78,957	141,922	155,183
Administration and oversight	2,642	5,137	6,494	10,154
Well services	4,806	5,266	9,899	10,064
Gathering	5,388	5,855	10,112	10,265

Total revenues	146,182	217,556	344,162	412,145

COSTS AND EXPENSES
Well construction and completion	53,701	106,384	149,098	196,939
Gas and oil production	12,712	15,205	27,294	28,286
Well services	2,120	2,650	4,544	5,062
Gathering fee	6,485	5,610	10,978	9,733
General and administrative	12,268	12,286	26,817	24,078
Depreciation, depletion and amortization	27,275	22,948	55,303	44,758
Loss on asset sale	4,250	—	4,250	—

Total costs and expenses	118,811	165,083	278,284	308,856

OPERATING INCOME	27,371	52,473	65,878	103,289

OTHER INCOME (EXPENSE):
Interest expense	(15,124)	(14,563)	(28,108)	(27,868)
Other, net	(1)	466	79	519

Total other expense, net	(15,125)	(14,097)	(28,029)	(27,349)

Net income	12,246	38,376	37,849	75,940
Income attributable to non-controlling interests	(15)	(17)	(30)	(38)

Net income attributable to members’ interests	$12,231	$38,359	$37,819	$75,902

Allocation of net income attributable to members’ interests:
Class A member’s units	$245	$2,465	$(7,199)	$4,419
Class B members’ units	11,986	35,894	45,018	71,483

Net income attributable to members’ interests	$12,231	$38,359	$37,819	$75,902

Net income attributable to Class B members per unit:
Basic	$0.19	$0.57	$0.70	$1.15

Diluted	$0.19	$0.57	$0.70	$1.14

Weighted Average Class B members’ units outstanding:
Basic	63,381	62,144	63,381	61,427

Diluted	63,381	62,819	63,381	61,912

	June 30, 2009	December 31, 2008
Balance Sheet Data (at period end):
Cash and cash equivalents	$4,849	$5,655
Property, plant and equipment, net	1,988,375	1,963,891
Total assets	2,304,813	2,291,317
Total debt	862,289	873,655
Total members’ equity	1,064,937	1,039,523

ATLAS ENERGY RESOURCES, LLC

FINANCIAL INFORMATION

(unaudited; in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Capital Expenditure data:
Maintenance capital expenditures	$12,975	$12,975	$25,950	$25,950
Expansion capital expenditures	26,231	67,078	70,463	109,720

Total	$39,206	$80,053	$96,413	$135,670

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Reconciliation of net income to non-GAAP measures(1):
Net income	$12,246	$38,376	$37,849	$75,940
Income attributable to non-controlling interests	(15)	(17)	(30)	(38)
Depreciation, depletion and amortization	27,275	22,948	55,303	44,758
Interest expense	15,124	14,563	28,108	27,868

EBITDA	54,630	75,870	121,230	148,528
Adjustment to reflect cash impact of derivatives(2)	29,019	2,920	30,623	7,948
Non-cash loss on sale of assets	4,250	—	4,250	—
Non-cash compensation expense	1,453	1,339	2,981	2,659

Adjusted EBITDA	89,352	80,129	159,084	159,135
Interest expense	(15,124)	(14,563)	(28,108)	(27,868)
Amortization of deferred financing costs (included within interest expense)	1,002	742	1,667	1,512
Maintenance capital expenditures	(12,975)	(12,975)	(25,950)	(25,950)

Distributable cash flow	$62,255	$53,333	$106,693	$106,829

(1)

EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Company believes that EBITDA, adjusted EBITDA and distributable cash flow provide additional information for evaluating the Company’s ability to make distributions to its unitholders, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Company’s financial covenants under its credit facility. EBITDA, adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(2)

Consists of (i) $28.5 million of cash proceeds received in May 2009 from the early settlement of natural gas and oil derivative positions and (ii) cash proceeds received from the settlement of ineffective derivative gains recognized in connection with the acquisition of the Company’s Michigan assets in June 2007 but not reflected in its consolidated statements of income for the three and six months ended June 30, 2009 and 2008.

ATLAS ENERGY RESOURCES, LLC

Operating Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Production revenues (in thousands):
Gas	$66,897	$74,217	$136,771	$147,092
Oil	$3,082	$4,740	$5,151	$8,091

Production volume:(1) (2)
Appalachia:
Gas (Mcfd)	40,770	32,259	40,341	31,272
Oil (Bpd)	471	419	432	409

Total (Mcfed) Oil (Bbls/day)	43,596	34,773	42,933	33,726

Michigan:
Gas (Mcfd)	58,058	59,767	58,154	59,411
Oil (Bpd)	11	15	9	11

Total (Mcfed) Oil (Bbls/day)	58,124	59,857	58,208	59,477

Total (Mcfed)	101,720	94,630	101,141	93,203

Average sales prices: (2)
Gas (per Mcf) (3)(4)	$7.49	$9.21	$7.79	$9.39
Oil (per Bbl)(5)	$70.23	$120.00	$67.66	$106.02

Production costs(2)(6)
Lease operating expenses as a percent of production revenues	11%	9%	10%	9%
Lease operating expenses per Mcfe	$0.78	$0.83	$0.84	$0.81
Production taxes per Mcfe	0.14	0.43	0.17	0.38

Total production costs per Mcfe	$0.92	$1.26	$1.01	$1.19

Depletion per Mcfe(2)	$2.82	$2.56	$2.90	$2.54

(1)	Production quantities consist of the sum of (i) the Company’s proportionate share of production from wells in which it has a direct interest, based on the Company’s proportionate net revenue interest in such wells, and (ii) the Company’s proportionate share of production from wells owned by the investment partnerships in which the Company has an interest, based on its equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.
(2)	“Mcf” and “Mcfd” represent thousand cubic feet and thousand cubic feet per day; “Mcfe” and “Mcfed” represent thousand cubic feet equivalents and thousand cubic feet equivalents per day, and “Bbl” and “Bpd” represent barrels and barrels per day. Barrels are converted to Mcfe using the ratio of six Mcf’s to one barrel.
(3)	The Company’s average sales price for gas before the effects of financial hedging were $3.50 and $11.21 per Mcf for the three months ended June 30, 2009 and 2008, respectively, and $4.35 and $9.79 per Mcf for the six months ended June 30, 2009 and 2008, respectively.
(4)	Includes cash proceeds received from the settlement of derivative contracts of $0.5 million and $2.9 million for the three months ended June 30, 2009 and 2008, respectively, and $2.1 million and $7.9 million for the six months ended June 30, 2009 and 2008, respectively. The cash proceeds received from the settlement of derivative contracts were not included as gas revenue for the respective periods.
(5)	The Company’s average sales price for oil before the effects of financial hedging was $57.16 and $125.99 per barrel for the three months ended June 30, 2009 and 2008, respectively, and $46.26 and $109.12 per barrel for the six months ended June 30, 2009 and 2008, respectively.
(6)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.